Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Genasys America de CV
(Organized under the laws of Mexico)

Genasys Communications Canada ULC
(Organized under the laws of British Columbia, Canada)

Genasys II Spain, S.A.U.
(Organized under the laws of Spain)

Genasys Puerto Rico, LLC
(Organized under the laws of Puerto Rico)

Zonehaven LLC
(Organized in the State of Delaware)

Evertel Technologies, LLC
(Organized in the State of Nevada)